Exhibit 99.6

Highly Confidential

Subject to Material Revision

Attorney Work Product

Settlement Communication Subject to FRE 408, TRE 408 and TCPRC 154.073

Conditions Provided by the Company to the Lenders in response to conditions provided by the Cooperation Group Lenders to the Company

The numbers on in the term sheet shows the consideration that iHeartMedia, Inc. and certain of its direct and indirect subsidiaries that file for chapter 11 (collectively, the “Company”) would propose be distributed to (1) all creditors of the Company, other than holders of PGNs and term loans and (2) all equity interests in iHeart Media, Inc., in each case pursuant to a plan of reorganization for the Company (the “Plan”), where:

1.	The classification of creditors and interest holders in the Plan is acceptable to the Company and the Cooperation Group,

2.	The treatment of each class in the Plan is acceptable to the Company and the Cooperation Group (among other things, classes represented by Legacy Notes, 14% Notes due 2021, and equity interests shall receive the distributions set forth on the following pages only if such classes vote to accept the Plan),

3.	Specifics of support for Plan required from creditors and interest holders prior to commencement of chapter cases to be determined.

4.	The Company and Cooperation Group will agree on appropriate milestones,

5.	All other terms and conditions of the Plan and all exhibits to the Plan shall be in form and substance satisfactory to the Company and the Cooperation Group in their respective sole and absolute discretion, and

6.	This proposal is not a legally binding offer or agreement—any agreement must be evidenced by definitive documentation that is executed by all relevant parties.